Exhibit 10.44
AMENDMENT to the M.D.C. HOLDINGS, INC.
2018 EXECUTIVE OFFICER
PERFORMANCE-BASED COMPENSATION PLAN

October 26, 2020

    WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of M.D.C. Holdings, Inc., (the “Company”) originally established the M.D.C. Holdings, Inc. 2018 Executive Officer Performance-Based Compensation Plan (as amended from time to time, the “Plan”) effective as of December 10, 2018.

    WHEREAS, Article V.A of the Plan provides that the Plan may be amended at any time by the Committee or the Company with or without the consent of any Covered Employees (as such term is defined in the Plan).

    WHEREAS, the Committee desires to amend the Plan to update the title of each Covered Employee to reflect his current title as of October 26, 2020.

NOW THEREFORE, the Committee hereby amends the Plan by the adoption of the following amendment:

I.    Effective October 26, 2020, Article II.A of the Plan is amended in its entirety to read as follows:
A.    “Covered Employees” shall mean the following individuals entitled to compensation payments under the Plan: Larry A. Mizel, the Company’s Executive Chairman, and David D. Mandarich, the Company’s President and Chief Executive Officer.
    Except as amended above, the Committee hereby re-adopts, re-affirms and re-declares each and every provision of the Plan.

IN WITNESS WHEREOF, the following officer, being duly authorized by the Committee, hereby approves and adopts this Amendment as of the date set forth below.

M.D.C. Holdings, Inc.

By: /s/ Robert N. Martin

Title: Senior Vice President

Date: January 8, 2021